Exhibit 99.1

Quotient Technology Inc. Reports Third Quarter 2017 Financial Results

Record results include:

  Revenue: $82.0 million, up 23% over Q3 2016
  Media Revenue: $23.9 million, up 62% over Q3 2016
  Transactions: 987 million digital coupon transactions, up 45% over Q3 2016

Retailer iQ revenue grew 50% over Q3 2016

Retailer iQ shoppers spend 11% more annually than other shoppers, benefiting both retailers and CPGs

Company appoints Michelle McKenna-Doyle, SVP and CIO of the NFL, to Board of Directors

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--November 1, 2017--Quotient Technology Inc. (NYSE: QUOT), a leading digital promotions, media and analytics company that connects brands, retailers, and shoppers, today reported financial results for third quarter ended September 30, 2017.

“We delivered a strong third quarter with 23% revenue growth over last year, driven by continued growth in Retailer iQ and an acceleration in our data-driven media business,” said Mir Aamir, President and CEO of Quotient. “Retailers continue to fuel shopper demand on the platform, driving significant sales growth in a highly competitive retail environment. Brands continue to shift more dollars from offline to Quotient’s digital solutions. Early evidence suggests we can accelerate the shift even further with new ROI-based pricing strategies. This is an exciting time. The vision we embarked on several years ago is coming to life as we further establish ourselves as a key digital commerce partner for CPG brands and retailers.”

Aamir added, “I’d like to welcome Michelle McKenna-Doyle to our Board of Directors. Michelle brings deep industry expertise in digital media and technology, and will be a valuable resource for the company.”

Third Quarter 2017 Financial Results

  Total revenue was $82.0 million in Q3 2017, an increase of 23% over Q3 2016.
  Revenues from promotions and media were $58.1 million and $23.9 million, respectively, compared to Q3 2016 revenues of $51.7 million and $14.8 million, respectively.
  GAAP net loss for Q3 2017 was $10.8 million, compared to GAAP net loss of $11.3 million in Q3 2016.
  Adjusted EBITDA was $12.5 million in Q3 2017, an increase of 42% over $8.8 million in Q3 2016.
  Transactions totaled 987 million in Q3 2017, up 45% over Q3 2016.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

Third Quarter 2017 Business Highlights

Retailer iQ Delivers Continued Growth

  Digital paperless revenue grew 50% over Q3 2016.
  Total Transactions were 987 million, a 45% increase over Q3 2016. Transactions from Retailer iQ in Q3 2017 grew 69% over Q3 2016.

Retailers and Brands Benefit From Increased Sales and Marketing Efficiency

  Our Retailer iQ partners have seen on average an 11% increase in sales from shoppers who join our digital coupon program. If the average shopper spends $3,000 per year, then every one million shoppers on the platform generates an increase of about $330 million in sales. Retailer iQ provides retailers a highly valuable solution in today’s competitive retail environment.
  Based on our analysis, brands see on average a 3X return on promotional spend on Retailer iQ. Using data to target, personalize and tie to in-store sales is essential as brands look to spend their promotional and marketing dollars more efficiently.

Accelerated Growth in Data-Driven Media Solution

  Revenue from media accelerated to $23.9 million, or 62% growth over Q3 2016.
  Data within QMX continues to grow, further strengthening our ad targeting and measurement capabilities. Today, QMX has a verified buyer audience reach of more than 80 million, up from 70 million at the end of Q2.

Business Outlook

As of today, Quotient is providing the following business outlook. For the fourth quarter 2017, total revenue is expected to be in the range of $90.0 million to $94.0 million. Adjusted EBITDA for the fourth quarter 2017 is expected to be in the range of $12.0 million to $15.0 million.

For the full year 2017, total revenue is expected to be in the range of $319.0 million to $323.0 million, or approximately 17% growth over full year 2016. Adjusted EBITDA for the full year 2017 is expected to be in the range of $45.1 million to $48.1 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Michelle McKenna-Doyle Appointed to Board of Directors

The Company appointed Michelle McKenna-Doyle to the Board of Directors, effective October 30, 2017.

Michelle McKenna-Doyle has served as Senior Vice President and Chief Information Officer of the NFL since September 2012. She is executive sponsor of the NFL Women’s Interactive Network, and was awarded a Game Changer Award by Sports Business Journal. Prior to joining the NFL, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., and President of Vision Interactive Media Group, Inc., a global digital interactive media solutions provider. She currently serves on the Board of Directors of RingCentral, Inc., (RNG) a leading provider of global enterprise cloud communications and collaboration solutions, and comScore, Inc., (SCOR) a leading cross-platform measurement company that measures audiences, brands and consumer behavior.

A full bio can be found on the Board of Directors page of Quotient.com.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EDT/ 1:30 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (844) 579-6824, or outside the U.S. (763) 488-9145, with Conference ID# 95847077 at least five minutes prior to the 1:30 p.m. PDT start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resource Planning Software implementation costs, certain acquisition related costs, and restructuring charges.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, one-time charge for certain distribution fees, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resource Planning software implementation costs, certain acquisition related costs, and restructuring charges; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the fourth quarter and fiscal year 2017; the Company’s expectations for the continued scaling and growth of the Retailer iQ digital platform, including expectations on its ability to grow, perform, and meet the expectations of consumers, retailers and CPGs; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs, including the shift to digital; the Company’s expectations for Quotient Media Exchange, including expectations regarding the potential reach of the product; the Company’s expectations regarding its targeted promotions and targeted media offerings, our expectation regarding our new pricing strategies, and shopper marketing; the Company’s expectations for the Coupons.com mobile app; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to the Company’s management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the Company’s financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company’s platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company’s ability to execute its media strategy; the Company's ability to effectively manage its growth; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to develop and launch new services and features; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on August 4, 2017. Additional information will also be set forth in the Company’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is a leading digital promotions, media and analytics company that connects brands, retailers and consumers. We distribute digital offers and media through a variety of products, including digital paperless coupons, digital printable coupons, coupon codes and card-linked offers. We operate Quotient Retailer iQ™, a real-time digital coupon platform that connects into a retailer’s point-of-sale system and provides targeting and analytics for manufacturers and retailers. Our distribution network includes our flagship app and site, Coupons.com, as well as Grocery iQ®, our thousands of publisher partners and, in Europe, the Shopmium mobile app. We also operate Crisp Mobile, which delivers mobile marketing campaigns. We serve hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, as well as top retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient Technology Inc., Quotient Retailer iQ, Coupons.com, Grocery iQ, Shopmium and Crisp Media are trademarks of Quotient Technology Inc. All other marks are owned by their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$158,664	$106,174
Short-term investments	24,607	69,172
Accounts receivable, net	78,476	71,945
Prepaid expenses and other current assets	8,530	6,293
Total current assets	270,277	253,584
Property and equipment, net	15,638	16,376
Intangible assets, net	49,446	47,987
Goodwill	80,506	43,895
Other assets	936	914
Total assets	$416,803	$362,756
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,129	$4,968
Accrued compensation and benefits	11,811	13,202
Other current liabilities	28,839	20,864
Contingent consideration related to acquisitions	16,200	—
Deferred revenues	7,575	6,856
Total current liabilities	68,554	45,890
Other non-current liabilities	520	78
Deferred rent	1,922	2,285
Contingent consideration related to acquisitions	—	185
Deferred tax liabilities	2,466	2,569
Total liabilities	73,462	51,007

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	701,679	647,474
Treasury stock, at cost	(96,574)	(96,574)
Accumulated other comprehensive loss	(721)	(748)
Accumulated deficit	(261,044)	(238,404)
Total stockholders’ equity	343,341	311,749
Total liabilities and stockholders’ equity	$416,803	$362,756

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$81,950	$66,470	$229,022	$199,768
Costs and expenses:
Cost of revenues (1)	37,501	35,126	96,734	85,500
Sales and marketing (1)	22,002	20,415	67,456	67,656
Research and development (1)	12,255	12,414	38,149	38,419
General and administrative (1)	11,702	10,041	35,398	32,394
Change in fair value of escrowed shares and contingent consideration, net	9,700	105	11,015	(963)
Total costs and expenses	93,160	78,101	248,752	223,006
Loss from operations	(11,210)	(11,631)	(19,730)	(23,238)
Other income (expense), net	276	398	537	418
Loss before income taxes	(10,934)	(11,233)	(19,193)	(22,820)
Provision for (benefit from) income taxes	(107)	79	66	193
Net loss	$(10,827)	$(11,312)	$(19,259)	$(23,013)

Net loss per share, basic and diluted	$(0.12)	$(0.13)	$(0.22)	$(0.28)
Weighted-average shares used to compute net loss per share, basic and diluted	90,492	84,732	89,000	83,484

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cost of revenues	$521	$467	$1,457	$1,457
Sales and marketing	1,832	1,155	4,858	4,279
Research and development	1,894	1,837	5,890	5,728
General and administrative	4,233	3,269	12,097	10,183
Total stock-based compensation	$8,480	$6,728	$24,302	$21,647

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(19,259)	$(23,013)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,280	16,252
Stock-based compensation	24,302	21,647
Loss on disposal of property and equipment	—	245
Allowance for doubtful accounts	(548)	237
Deferred income taxes	66	193
One-time charge for certain distribution fees	—	7,435
Changes in fair value of escrowed shares and contingent consideration, net	11,015	(963)
Changes in operating assets and liabilities:
Accounts receivable	(1,776)	(3,970)
Prepaid expenses and other current assets	(2,231)	(596)
Accounts payable and other current liabilities	5,882	(3,720)
Accrued compensation and benefits	(1,454)	(5,180)
Deferred revenues	718	408
Net cash provided by operating activities	29,995	8,975

Cash flows from investing activities:
Purchases of property and equipment	(4,383)	(5,004)
Purchase of intangible assets	—	(63)
Acquisitions, net of cash acquired	(21,048)	—
Purchase of short-term investments	(64,685)	(69,116)
Proceeds from maturities of short-term investment	109,250	25,000
Net cash provided by (used in) investing activities	19,134	(49,183)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	5,880	9,613
Payments for taxes related to net share settlement of equity awards	(2,326)	—
Repurchases of common stock	—	(11,819)
Principal payments on promissory note and capital lease obligations	(161)	(38)
Net cash provided by (used in) financing activities	3,393	(2,244)
Effect of exchange rates on cash and cash equivalents	(32)	1
Net increase (decrease) in cash and cash equivalents	52,490	(42,451)
Cash and cash equivalents at beginning of period	106,174	134,947
Cash and cash equivalents at end of period	$158,664	$92,496

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(10,827)	$(11,312)	$(19,259)	$(23,013)
Adjustments:
Stock-based compensation	8,480	6,728	24,302	21,647
Depreciation, amortization and other (1)	5,496	6,144	17,508	16,252
One-time charge for certain distribution fees	—	7,435	—	7,435
Change in fair value of escrowed shares and contingent consideration, net	9,700	105	11,015	(963)
Other (income) expense, net	(276)	(398)	(537)	(418)
Provision for (benefit from) income taxes	(107)	79	66	193

Total adjustments	$23,293	$20,093	$52,354	$44,146

Adjusted EBITDA	$12,466	$8,781	$33,095	$21,133

Transactions (2)	986,671	682,106	2,575,179	1,754,145

(1) For the three and nine months ended September 30, 2017, Other includes: enterprise resource planning software implementation costs of $0.5 million and $1.0 million, respectively, certain acquisition related costs of $0.4 million and $1.9 million, respectively, and restructuring charges of zero and $1.3 million, respectively. Acquisition related costs primarily represent diligence, accounting, and legal expenses incurred related to the Crisp acquisition and restructuring charges relates to severance for impacted employees which we generally would not have otherwise incurred in the periods presented as part of our ongoing operations.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Paul Sloan, 650-396-8754
Vice President, Communications
press@quotient.com